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                                   Exhibit b



                             COMPENSATION AGREEMENT


     This Compensation Agreement ("Agreement") is made and entered into by and between Groen Brothers Aviation, Inc. (the "Company") at 1784 West 500 South, Salt Lake City, Utah, 84104, a Utah corporation and Lyle Campbell ("Investor"), at 7837 North 54th Place, Paradise Valley, Arizona 85253, an individual.

                                   Witnesseth
                                   ----------

     WHEREAS, Investor has agreed to Purchase and the Company has agreed to sell three million (3,000,000) shares of Groen Brothers Aviation, Inc. common stock as per the provisions of a Securities Purchase Agreement dated the 14th day of May, 1997; and

     WHEREAS, Investor is using, as a portion of payment for the herein mentioned shares, an MD900 helicopter (hereinafter "Helicopter"); and

     WHEREAS, the Company may decide to resell or otherwise liquidate the MD900 helicopter for cash;

     NOW, THEREFORE, for and in consideration of the promises and obligations contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree to be legally bound as follows:


     1. Sale of Helicopter. Should the Company so decide, it will use its best effort to sell, lease, or otherwise liquidate the Helicopter for as much value as it finds possible.

     2. Share Bonus. If the Company sells, leases or otherwise liquidates the Helicopter for a cash value in excess of two million five hundred thousand dollars ($2,500,000) then the Company will give to Investor one
        (1) share of the Company's restricted common stock (SEC Rule 144) for each dollar ($1.00) of cash value in excess of two million five hundred thousand dollars ($2,500,000) that the Company receives for the Helicopter.

     3. Miscellaneous.

        a. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand, FAX, or mailed, certified or registered mail with postage prepaid:

                    If to the Company, at 1784 West 500 South, Salt Lake City,
               Utah, 84104, FAX # 801-973-4027, attention David Groen or such other person and place as the Company shall furnish to Investor in writing; or

                    If to Investor, at 7837 North 54th Place, Paradise Valley,
               Arizona 85253, FAX # 602-596-8065, attention Lyle Campbell or to such other person and place as Investor shall furnish to the Company in writing.
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        b. Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Arizona.

        c. Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

        d. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

        e. Governing Law and Venue. This Agreement shall be governed by and interpreted pursuant to the laws of the State of Arizona. Any action to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction within the State of Arizona.

        f. Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

        g. No Oral Agreements. There are no oral agreements between the parties and there are and will be no oral representations which will be binding upon any of the parties hereto.

        h. Rights are Cumulative. The rights and remedies granted hereunder shall be in addition to and cumulative of any other rights or remedies provided under the laws of the State of Arizona.

        i. Waiver. No delay or failure in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in default. No single or partial exercise of any power or right hereunder shall preclude any other or further exercise thereof or the exercise of any other power or right.

        j. Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transaction(s) contemplated herein.

        k. Amendment. This Agreement or any provision hereof may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

        l. Counterparts. This agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto executed the foregoing Securities Purchase Agreement effective the 14th day of May, 1997.

Investor:


/s/ Lyle Campbell
-----------------------------
    Lyle Campbell
                         Attest: _______________________


Groen Brothers Aviation, Inc.:


By  /s/ David Groen
    -----------------------------
    David Groen, President

                         Attest: _____________________